Exhibit (a)(5)(vi)

1 New Hampshire Avenue, Suite 125 • Portsmouth, New Hampshire 03801

Phone (603) 766-4990 • Fax (603) 766-4991

SLOAN ACQUISITION CORP. COMPLETES

TENDER OFFER FOR BAYCORP HOLDINGS, LTD.

Portsmouth, New Hampshire – November 11, 2005 – Sloan Acquisition Corp., a wholly owned subsidiary of Sloan Group Ltd., announced today that the extended tender offer period of the previously announced tender offer for all of the issued and outstanding shares of BayCorp Holdings, Ltd. (AMEX:MWH) expired at 12:00 midnight, Eastern time on November 10, 2005. Based on information provided by SunTrust Bank, the Depositary for the offer, a total of 499,310 shares were tendered in the offer, including 1,036 covered by notices of guaranteed delivery. All such shares have been accepted for payment in accordance with the terms of the offer. The tendered shares, together with the 25,000 shares previously held by Sloan Acquisition Corp. and its affiliates, represent approximately 91.7% of the outstanding common stock of BayCorp.

Sloan Acquisition Corp. anticipates completing the acquisition of BayCorp through a short form merger whereby all remaining stockholders other than Sloan Acquisition Corp. and Sloan Group Ltd. and their principals, and dissenting stockholders, if any, will receive $14.19 in cash for each share of BayCorp common stock held. Following the merger, BayCorp will be a wholly owned subsidiary of Sloan Group. Payment of the merger consideration will be made following the merger upon proper presentation of certificates formerly representing BayCorp Holdings shares to the disbursing agent for the merger, together with a properly completed letter of transmittal. Transmittal materials will be sent to BayCorp stockholders following the merger. Under applicable law, the proposed merger is not subject to the approval of the remaining stockholders of BayCorp.

BayCorp is an unregulated energy holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production in Nacogdoches County, Texas; Benton Falls Associates, the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in Nacogdoches, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined petroleum products trading exchange. Sloan Group Ltd. is a privately-held international business corporation headquartered in the Bahamas.

Certain of the foregoing statements, including those regarding the merger of BayCorp and Sloan Acquisition Corp., are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and

Exhibit (a)(5)(vi)

unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of BayCorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this Release. Sloan Group Ltd. and BayCorp expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based

D.F. King & Co., Inc. has been serving as Information Agent for the tender offer SunTrust Bank has been serving as the Depositary for the tender offer and will serve as Disbursing Agent for the Merger.

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Contact:

BayCorp Holdings, Ltd.

Frank Getman, 603-766-4990